UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 7, 2009 (October 1, 2009)

Travelport Limited

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	333-141714 (Commission File No.)	98-0505100 (I.R.S. Employer Identification Number)

405 Lexington Avenue

New York, NY 10174

(Address of principal executive
office)

Registrant’s telephone number, including area code (212) 915-9150

N/A

(Former name or former address if changed since last
report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2009, our Board of Directors appointed Philip Emery as our Executive Vice President and Chief Financial Officer.  Prior to this role, since September 2006, Mr. Emery, 45, was Chief Financial Officer of the Company’s GDS division.  Before joining the Company, from January 2006 to August 2006, Mr. Emery was an Entrepreneur in Residence with Warburg Pincus.  Between 2002 and 2005, Mr. Emery served as Chief Financial Officer of Radianz, a global extranet for the financial services industry based in New York. Prior to that, Mr. Emery worked in a number of global and European financial roles at FTSE and NASDAQ companies, including Rexam plc, CoSine Communications and 3Com Inc.  Mr. Emery is a 20-year qualified chartered accountant.

In connection with Mr. Emery’s aforementioned appointment, Travelport International Limited, a wholly owned subsidiary of the Company, and Mr. Emery entered in an employment agreement on October 1, 2009 (the “Employment Agreement”).  The Employment Agreement continues until it is terminated by either party giving to the other at least 12 months’ prior written notice. If full notice is not given, we will pay salary in lieu of notice for any unexpired period of notice, regardless of which party gave notice of termination. Mr. Emery is entitled to a base salary of £285,000, subject to annual increases. Mr. Emery’s period of continuous employment with us commenced on September 11, 2006 and will automatically terminate on his 65th birthday unless earlier terminated pursuant to the Employment Agreement.  Mr. Emery’s target bonus is current 75% of his base annual salary.

We have the right to terminate Mr. Emery without notice if he breaches the material terms and conditions of his employment and/or as the result of his gross misconduct.  Gross misconduct includes (but is not limited to) dishonesty, fraud, insider dealing, breach of company confidentiality, pilferage, being under the influence of alcohol or other substances at work, flagrant disobedience of reasonable orders from superiors, causing actual or threatening physical harm, harassment and causing damage to Company property.  We may also terminate Mr. Emery’s employment (with or without notice depending upon the severity of the case) if we discover that he provided us with false information or deliberately misled us when applying for employment.

In the event that Mr. Emery’s employment is terminated by us for any reason other than cause or he resigns in response to a fundamental breach of contract by us, provided that he executes a compromise agreement provided by us (including a release of claims and 12 month non-competition and non-solicitation provisions), he shall be entitled to receive, in addition to payment in lieu of any notice, a lump sum payment equal to 12 months of his base annual salary (up to 24 months of base annual salary and target bonus in connection with termination in certain circumstances following a change of control) at the time of termination as well as a lump sum payment equal to his target bonus for the period of termination, pro-rated based on the number of days he was employed by us and did not otherwise receive or was eligible for a bonus.

Mr. Emery’s Employment Agreement requires that if either he or we serve notice to the other to terminate Mr. Emery’s employment with us, in our absolute discretion, we may require him to take “garden leave” for all or part of the remaining period of his employment. If Mr. Emery is asked to take garden leave, he may be:

•                  excluded from the Company’s premises;

•                  required to carry out specified duties other than his normal duties or to carry out no duties;

•                  required to return any Company property belonging to the Company;

•                  required to resign immediately from any offices;

•                  required to announce to employees, suppliers and customers that he has been given notice of termination or has resigned (as the case may be); and

•                  instructed not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company until his employment has terminated.

During any period of garden leave, Mr. Emery will continue to receive his normal salary and contractual benefits.

In addition, the Employment Agreement amended the May 1, 2009 Management Equity Award Agreement between Mr. Emery and TDS Investor (Cayman) L.P., our indirect parent company, issued under the 2009 Travelport Long-Term Incentive Program (“2009 LTIP”) so that Mr. Emery receives the same benefits and is subject to the same obligations as other Travelport senior leadership team members under the 2009 LTIP.

Mr. Emery’s Employment Agreement also includes a variety of restrictive covenants during and for a 12 month period following the termination of his employment, including provisions on non-competition, non-solicitation and non-dealing with clients and suppliers.  Should we exercise our right to place Mr. Emery on “garden leave,” the period of time that he is on such leave will be subtracted from and thereby reduce the length of time that he is subject to these restrictive covenants in his contract of employment.  In addition, Mr. Emery’s Employment Agreement prohibits him from using our confidential information during or after his employment, and grants us the rights to any intellectual property created by him during the course of his employment.

The foregoing description of the Employment Agreement is qualified in its entirety by the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01                             Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Contract of Employment, dated as of October 1, 2009, among Philip Emery, Travelport International Limited and TDS Investor (Cayman) L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED

By:	/s/ Eric J. Bock
Eric J. Bock
Executive Vice President, Chief Administrative Officer and General Counsel

Date: October 7, 2009

TRAVELPORT LIMITED

CURRENT REPORT ON FORM 8-K

Report Dated October 7, 2009 (October 1, 2009)

EXHIBIT INDEX

10.1	Contract of Employment, dated as of October 1, 2009, among Philip Emery, Travelport International Limited and TDS Investor (Cayman) L.P.